UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 26, 2009

EDGE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-22149	76-0511037
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Travis Tower 1301 Travis, Suite 2000 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(713) 654-8960

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Gary L. Pittman

Effective as of January 26, 2009, the Board of Directors of Edge Petroleum Corporation, a Delaware corporation (the “Company”), appointed Gary L. Pittman as Executive Vice President and Chief Financial Officer of the Company. Mr. Pittman replaces the Company’s Acting Chief Financial Officer, C.W. MacLeod, who will continue his role with the Company as Senior Vice President, Business Development and Planning.

Prior to joining the Company, Mr. Pittman, age 53, served as the Vice President of Special Projects at Tronox Incorporated from September 2008 to January 2009.  Mr. Pittman has experience as Chief Financial Officer of four public companies of which three were E&P related.  In addition, he has extensive experience with turnarounds and has also served as Vice President and Chief Financial Officer of Vermillion Companies from March 2008 to September 2008; as Chief Financial Officer (December 2002 to August 2007), Senior Vice President and Secretary (May 2006 to August 2007) and Treasurer (August 2004 to August 2007) of Pioneer Companies, Inc.; and as Vice President and Chief Financial Officer of Coho Energy, Inc. from 2000 to 2002.

In connection with his employment with the Company, Mr. Pittman will be entitled to (i) an annual salary of $250,000, (ii) medical, dental, vision, 401(k), disability and life insurance benefits, (iii) four weeks of annual vacation and (iv) severance as provided in the severance agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.  Additionally, Mr. Pittman will be eligible to earn an annual cash bonus (ranging from 60% to 120% of his base salary) and a $40,000 cash retention bonus payable upon the earlier of December 31, 2009 or the consummation of a merger or sale of the Company.   The annual cash bonus will be based 80% on the Company’s performance and 20% on Mr. Pittman’s achievement of individual performance objectives with the performance objectives being tied to the success of the Company’s pursuit of various strategic alternatives.

Mr. Pittman does not have a family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or an executive officer. Mr. Pittman is not a party to any transaction or series of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Modification of Employment Arrangement with John O. Tugwell

The Company has also increased Mr. John Tugwell’s salary from $246,000 to $250,000.  The remaining terms of Mr. Tugwell’s employment remain unchanged.

Item 8.01.	Other Events.

The retention of Mr. Gary L. Pittman as the Company’s Executive Vice President and Chief Financial Officer is part of the ongoing effort of the Company to evaluate and assess the Company’s various financial and strategic alternatives, and in particular to also address the previously announced $114 million borrowing base deficiency (the “Deficiency”) which now exists under its Fourth Amended and Restated Credit Agreement, as amended (the “Credit Facility”).  As required by the Credit Facility, the Company has elected to prepay the Deficiency in six equal monthly installments with the first $19 million installment being due on February 9, 2009, though there can be no assurance that the Company will be able to make any of such payments when they become due.  Although the Company is in discussions with its lending group with respect to the possible restructuring of this payment obligation, there can be no assurance that the Company will reach agreement with its lenders with respect to any restructuring and if not, will be able to make the required payments with respect to the Deficiency when they become due.  Moreover, there can be no assurance that the Company’s ongoing efforts to evaluate and assess its various financial and strategic alternatives (which may include the sale of some or all of the Company’s assets, the merger or other business combination involving the Company, restructuring of the Company’s debt or the issuance of additional equity or debt) will be successful.  If such efforts are not successful, the Company may be required to seek protection under Chapter 11 of the U.S. Bankruptcy Code.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Severance Agreement for Gary L. Pittman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION

Date: January 29, 2009	By:	/s/ John W. Elias
John W. Elias
Chairman, President & Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Severance Agreement for Gary L. Pittman.